Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
JACOBS SOLUTIONS INC.

JACOBS SOLUTIONS INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify as follows:
1.The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by adding the following Article 20 immediately following the text of current Article 19 of the Certificate of Incorporation:
“20.     An officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of Delaware is amended hereafter to authorize the further elimination or limitation of the liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article 20 shall not increase the personal liability of any officer of this Corporation for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article 20 shall not be deemed to limit or preclude indemnification of an officer by the Corporation for any liability of an officer that has not been eliminated by the provisions of this Article 20.”

2.The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

JACOBS SOLUTIONS INC.

By:	/s/ Justin Johnson
	Name:	Justin Johnson
	Title:	Secretary
Dated: January 26, 2024